UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2025

Angi Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street, Suite 700 Denver, CO	80205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 5.02 below with respect to the transfer of shares to Joseph Levin is incorporated herein by reference. On January 13, 2025, Angi Inc. (the “Company” or “Angi”) issued a number of shares of Class A Common Stock (as defined below) equal to the number of converted shares of Class B Common Stock (as defined below) to Mr. Levin, in accordance with the terms of the Class B Common Stock. The issuance of such shares of Class A Common Stock was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Levin, the current Chairman of the board of directors (the “Board”) of Angi has been elected by the Board to serve as Executive Chairman of the Board, effective as of the earlier of: (i) the date on which the Company’s controlling stockholder, IAC Inc. (“IAC”), completes the separation of the Company from IAC described under Item 8.01 below and (ii) May 31, 2025 (the “Effective Date”). In the role of Executive Chairman, Mr. Levin will receive a base salary of $350,000 and will be eligible to receive discretionary annual cash bonuses. He will also be provided with an executive assistant and will participate in the Company’s health and welfare benefits plan.

Mr. Levin will also enter into a non-competition agreement whereby he will agree not to compete with the Company until the later of (i) two years from the Effective Date and (ii) the date he no longer serves as Executive Chairman.

Mr. Levin, age 45, has served as Chief Executive Officer and a member of the board of directors of IAC since June 2015, where he has overseen the constant evolution of the company and its businesses, including the initial public offering and subsequent spin-off of Match Group, Inc. the spin-off of Vimeo, Inc. and the acquisitions of Angie’s List, Inc. and Care.com, Inc. Mr. Levin also served as Chief Executive Officer of Angi from October 2022 to April 2024. Mr. Levin joined IAC in 2003 as an associate director in the Mergers & Acquisitions group, working his way up to Senior Vice President of Mergers & Acquisitions and Finance before moving to operations and business management, where he oversaw the strategy and growth of IAC’s search and applications businesses. He graduated from the Jerome Fisher Program in Management & Technology from the University of Pennsylvania, with a BS in Economics from the Wharton School and a BAS in Engineering from the School of Engineering and Applied Sciences.

On January 13, 2025, IAC announced that Mr. Levin would cease to serve as Chief Executive Officer and as a member of the board of directors of IAC as of the Effective Date. In connection with this announcement, Mr. Levin and IAC entered into an employment transition agreement, dated January 13, 2025 (the “ETA”). Pursuant to the ETA, among its other terms and conditions, on January 13, 2025, IAC transferred 5,008,600 fully vested shares of Angi Class B common stock, par value $0.001 per share (“Class B Common Stock”), to Mr. Levin. Also pursuant to the ETA, Mr. Levin has converted all shares of Class B Common Stock into shares of Class A common stock, par value $0.001 per share, of the Company (“Class A Common Stock”), and committed not to transfer or otherwise dispose of such shares for a period of six years following the Effective Date, subject to certain limited exceptions.

In addition to serving as Chairman of the Board of Angi, Mr. Levin serves on the board of directors of MGM Resorts International. In addition to his for-profit affiliations, Mr. Levin also currently serves on the Board of Advisors of The Wharton School.

Item 8.01.	Other Events.

On January 13, 2025, IAC announced that its board of directors approved a plan to spin off IAC’s ownership stake in the Company to IAC stockholders.

IAC intends to effect the spin-off through a dividend of all of the capital stock of the Company owned by IAC at the effective time of such dividend to the holders of its common stock and Class B common stock. Prior to the effective time of such dividend, IAC intends to voluntarily convert all of the shares of Class B Common Stock that it owns to shares of Class A Common Stock. The completion of the spin-off and dividend remain subject to conditions and to the final approval of the board of directors of IAC in its sole discretion, and may not be completed, on the anticipated terms or at all. The decision whether the spin-off will be completed is in the sole discretion of IAC.

The joint press release issued by the Company and IAC on January 13, 2025 relating to the above matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description of Exhibit
99.1	Joint Press Release of IAC Inc. and Angi Inc., dated as of January 13, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

By:	/s/ Shannon M. Shaw
Name:	Shannon M. Shaw
Title:	Chief Legal Officer

 Date: January 13, 2025